Exhibit 99.1

Ovid Therapeutics Announces Pricing of $30 Million of Securities in Concurrent Public Offerings of Common and Preferred Stock

NEW YORK, February 20, 2019 (GLOBE NEWSWIRE) — Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological diseases, today announced the pricing of underwritten public offerings of (i) 12,500,000 shares of its common stock and (ii) 2,500 shares of its non-voting Series A Convertible Preferred Stock (“Series A stock”) (together, the “Offerings”). The public offering price of each share of common stock is $2.00 and the public offering price of each share of Series A stock is $2,000.00. In addition, Ovid Therapeutics has granted the underwriters a 30-day option to purchase additional shares of common stock of up to 15% of the number of shares offered in the common stock offering. The Offerings are expected to close on February 22, 2019, subject to customary closing conditions.

Each share of non-voting Series A stock is convertible into 1,000 shares of common stock, provided that conversion will be prohibited, subject to certain exceptions, if, as a result, the holder and its affiliates would beneficially own more than 9.99% of the common stock then outstanding. In addition, upon written notice to Ovid Therapeutics, the holders may elect to increase or decrease such percentage limitation to any other number less than or equal to 19.99%.

Cowen and Company, LLC and William Blair & Company, L.L.C. are acting as joint book-running managers for the Offerings. JMP Securities LLC and Ladenburg Thalmann & Co. Inc. are acting as co-managers for the Offerings.

Ovid Therapeutics expects to receive combined gross proceeds of $30 million from the Offerings, before deducting underwriting discounts and offering expenses. Ovid Therapeutics intends to use the net proceeds from the Offerings primarily to advance the clinical development of its OV101 and OV935 programs and the remainder of the net proceeds for working capital and general corporate purposes.

The securities described above are being offered by Ovid Therapeutics pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) dated June 19, 2018. A preliminary prospectus supplement relating to each of the Offerings has been, and a final prospectus supplement related to each of the Offerings will be, filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the preliminary and final prospectus supplements relating to the Offerings may be obtained, when available, by contacting Cowen and Company, LLC, at c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 631-274-2806 or facsimile: 631-254-7140; or William Blair & Company, L.L.C. at 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, telephone: 800-621-0687 or email prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ovid Therapeutics Inc.

Ovid Therapeutics is a New York-based biopharmaceutical company using its BoldMedicine™ approach to develop medicines for rare neurological disorders. The company’s lead investigational medicine, OV101, is currently in development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid Therapeutics is also developing OV935/TAK-935 in collaboration with Takeda Pharmaceutical Company Limited for the treatment of rare developmental and epileptic encephalopathies (dEE).

Forward-Looking Information is Subject to Risk and Uncertainty

Investors are cautioned that statements in this press release, including regarding expectations as to the size, completion, timing and use of proceeds relating to the proposed Offerings, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. Words such as “may,” “intend,” “will,” “potential,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ovid’s current expectations. Ovid’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to market conditions and the satisfaction of customary closing conditions related to the proposed Offerings. These and other risks facing Ovid can be found under the heading “Risk Factors” in Ovid’s periodic reports, including its quarterly report on Form 10-Q for the quarter ended September 30, 2018 and other filings with the Securities Exchange Commission. There can be no assurance that Ovid will be able to complete the proposed Offerings. Ovid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts

Investors:

Investor Relations & Public Relations

Ovid Therapeutics Inc.

irpr@ovidrx.com

Alex Gray

Burns McClellan, Inc.

agray@burnsmc.com

(212) 213-0006

Media:

Jerica Pitts

W2Opure

jpitts@purecommunications.com

(312) 858-3469